Exhibit (a) (2) (e)
WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

WEBMETHODS
Moderator: David Mitchell
April 23, 2007
11:00 am CT

Operator:	Good morning, my name is (Mark) and I will be your conference operator today. At this time I would like to welcome everyone to the webMethods Employee Update Software AG Team Conference Call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks, thee will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Thank you. Mr. (Graff) you may begin your conference, sir.

(Ed Graff):	Thank you. Before we get started, I wanted to remind everyone that today’s employee update is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of webMethod’s common stock are being made pursuant to an offer to purchase, and related materials at Software AG, Software AG, Inc. and Wizard Acquisition, Inc. filed with the SEC on Schedule TO on April 18,

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

2007. A solicitation recommendation statement with respect to the tender offer has been filed by webMethods with the SEC.

Investors and security holders may obtain copies of the tender offer statement and solicitation recommendation statement at the Web site maintained by the SEC at www.sec.gov. In addition, the tender offer statement and other documents filed with the SEC by Software AG are available free of charge by contacting Morrow & Co, information agent for the tender offer, toll free at 800-662-5200 or by email at tender.info@morrowco.com.

And the solicitation recommendations statements and other documents filed with the SEC by webMethods are available free of charge by contacting webMethods Investor Relations at 703-464-5822. Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer. David, I’ll turn over the call to you now.

David Mitchell:	Thanks (Ed). Thanks everybody and to the team for joining us on this conference call. Just wanted to bring you up to speed in terms of the last time that we had talked as a team. Obviously we’re trying to communicate as often as we can so that we let all of our employees know what’s going on. In many cases we’re communicating as fast as we can get the information.

There still is some information that we have not been able to close out and we’re working aggressively to make sure that we’re addressing all the questions that we’re getting, and so at some point, I think in the very near future, all the questions that you have posted today are going to be available on a central Intranet, so that you can also read what other people have asked about and what the answers were, and as we’re answering we’re also getting back to individuals who posed those questions.

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

So if you haven’t received an answer to a question that you proposed, it’s probably because we don’t have the answer, and we’re working aggressively to getting that answer. Last week was a big week for us as the Management Team and as a sales organization. We spent the entire week post the announcement of the Software AG webMethods merger, really focusing on our sales strategy, our pipeline analysis, understanding how we were going to continue to be successful in selling our products during this interim period and what life might look like post the close of the transaction.

So from Monday to Friday, literally, the entire sales management team, sales directors, GMs, VPs, the entire XMT, as well as select members of the Senior Management Team were secluded away in the basement of the Fairfax Headquarters going through some very detailed meetings, and we got a lot done.

We’re excited to see the momentum that’s building in the marketplace in our business, Q1, assuming that we can go after the targets that we’ve seen in the pipeline, looks very good. From my perspective, obviously we’ve got a little bit of a challenge in terms of dealing with the customers’ questions around different aspects of this merger.

I’ll talk more about that in the call in terms of how we’re approaching it, but I’m very excited about the momentum that’s now building particularly post the release of webMethods 7, as well as all the Infravio marketing that we’ve done. It’s really started to translate into some very healthy pipeline with the opportunity to see great conversion rates against that pipeline.

So we’re pretty excited about that. This week is a busy week as well. For those of you that don’t know, there is a team of about ten of us. We came over to Germany last night. We’re here in Darmstadt at the Headquarters of

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

Software AG. This is a big week for kind of planning and strategy in terms of the integration.

There’s a lot we can’t do during the interim period between the announcement and the close, but there’s also a lot that we can be doing and so we’ve kind of kicked off that process this week with a whole group of us over here all week meeting with different departments within Software AG, and as well spend a lot of time with their management including Karl-Heinz, which I’ll talk about with some of his comments earlier today.

Before I get into any specific questions that you may have, I do want to kind of take a step back again and just kind of talk about to everyone in the group in terms of why are we here? What’s gotten us to the place that we are right now in terms of the merger with Software AG? What different variables, different outside forces, different internal forces kind of got to where we are today. Just so everybody’s clear because I think there’s been a lot of questions, not just raised tome in terms of sort of emails, but I think questions amongst each other as a team. As you know, we’ve strived very hard to create the best portfolio product in the business process integration space.

This cost us about 22% of our annualized revenue, at least what it will cost us in FY ’07. On a pure dollar perspective, that’s about half of what certain competitors spend on developing these things, that’s the capabilities. You can compare us to TIBCO, or BEA or other competitors. So there’s certainly pressure there to be more productive and more innovative then the competitor with less dollars.

If you look on a sales and marketing perspective, it costs us approximately 35% total revenues to drive license sales within our marketplace, and on a

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

license basis, based on last year’s performance we were actually a little over a dollar for every dollar for every license.

The year before that, of course, we did a whole lot better because we did see a whole lot more productivity in the sales course. When you look at the cost of support, when you look at kind of our ability to participate in a lot more geographies around the world, what webMethods has been faced with, and this is no secret and what webMethods continues to be faced with is a scale issue, not just a complete comprehensive product portfolio issue.

So we’ve spent a lot of time and energy really getting webMethods 7 to where it is today and it is world class; that’s not just our opinion. That’s the opinion of a lot of different analysts, as well as competitors in peer group companies.

We went out and acquired Infravio. We have industry-leading registry governance capabilities and a very hot market, and so what we need is a way to distribute it, to sell it, to support it, to deliver it. And to do that in twice as many countries that we participate today with three times or four times the sales force that we have today.

Doing that organically would just be too difficult. The opportunity that we have with BPMF, SOA and Integrations all coming together and converging in this marketplace is just too big. And I just disagree with the pendants out there, this opportunity to too large for an IBM, and SAP, a Microsoft, an SAP or an Oracle to own 100% of it. There’s just too many large companies who need an agnostic, heterogeneous approach.

These large companies also need viability. They need to make sure that their vendor can compete effectively against the IBM’s for market share, so that they may need decisions which are essentially about the plumbing within their

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

IT infrastructure that they are sure that for the long-term viable option of that company continues to grow.

Of course that means you have to be a bigger company; it’s just the way it works. But we’re here today because we wanted to get to scale. We wanted to create an opportunity so that the employees that participate going forward and that the products that we developed from the part and continue to enhance in the future, that the upside that gets created from all that activity, that the employees get to share in that upside.

And so I’m working very aggressively this week with Karl-Heinz on retention. When you hear his point of view, as you will see soon in a letter that we are going to be able to send to our customers which got finalized today, you’re going to find that Karl-Heinz and I share a lot of the same cultural values when it comes to the employee base.

It was interesting, his comments today, and I wrote it down because I thought it was appropriate to pass onto everybody on this Team call. He said, you know, the fact that if we’re being bought up and they’re buying us or you’re buying other companies, it doesn’t really matter at the end of the day who’s being bought or who’s doing the buying. What really matters is what you’re going to do with what the combination is afterwards. How are you going to create an environment in a culture where there’s tolerance or creativity and for investments and for a little bit of risk-taking.

How do you create an environment that’s also responsible so that you’re not taking risks that can jeopardize the health of the company? How can you create an environment where you can be accountable and hold your staff accountable to the goals and objectives that you need to achieve to deliver against the objectives and goals that you have as a manager, and how can you

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

create an environment where you can be innovative, do great things, like we did with webMethods 7, but make that environment, you know, operate in terms of a business in 70 or 80 countries around the world?

That’s what we’re going to be working on going forward. This partnership for growth is about combining the culture of tolerance, responsibility, accountability and innovation into the next global enterprise software powerhouse with over 380 sales reps with close to 800-plus approaching a billion in the next couple of years of total revenue. This is a substantive move. It’s unexpected; it’s unanticipated and I believe it’s underestimated, and those are the key things that you look for in terms of weapons that you can use in a marketplace particularly in the enterprise software market.

So I know that a lot of you are still kind of, you know, taking a wait and see attitude, maybe optimistically hopeful, maybe some of you are still very pessimistic in terms of where this is going to end up, but I will tell you, the more we get into this, the more that we get into the process, the more that we can kind of look at where the opportunity is, the more exciting it gets, and what we’re going to try to do is to create an environment so that all of you can get access to the level of excitement, the level of knowledge to go out and understand how this really is going to be kind of the next, great big and great software company in our industry.

There is a lot going on, and obviously there’s still a lot of questions, many of which are unanswered. Feel free to ask them on this call. Again, you’re going to have to be patient with us because this is an active process that we’re going through. Like I said, the whole team is here in Germany all week to address many of the questions that you’ve asked, but also to make sure that we create that culture that we just talked about, to expand it essentially what webMethods has been building for the last ten years.

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

So with that, I will turn it over to any questions, actually turn it over to (Debbie) first and then we’ll take your Q & A. (Debbie)?

(Debbie):	Hello everybody. There were just three things that I wanted to make sure that we had reviewed in terms of communication and some of the work that we’re doing here in Germany. The first is that, I guess, to reiterate or underscore some of the comments that Dave made about Karl-Heinz’s comments this morning, that as he opened up the meeting with the Joint Management Teams, he made it very clear that we are looking not at what we’ve been, not at what they’ve been, but what we can be together, and that there are no hidden agendas.

The success really is the only measure. Of course, I believe that all the webMethods employee base would applaud that effort. Looking at revenue growth and profitability is something that we all aspire to, as well.

And that he also said that we want to continue to be a place that attracts the best talent, that the spirit of Newco is the best of what Software AG and webMethods can bring. And to that end, one of the things that we’re working on this week and thanks to help of many people at webMethods, typically a lot of people worked long hours all last week and over the weekend, is to answer a question that Karl-Heinz had posed to us and a challenge — what is the best way that we can get maximum impact of the webMethods brand?

So we’re here as one of the activities this week is to actually present to Karl-Heinz and his management team, the Software AG management team, what we believe is webMethod’s brand or brand strategy and how can we maximize the two brands together.

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

But certainly one part of the communication strategy, another part is that we have committed to each other to all of our top customers, companies that have just bought from us recently, as well as prospects that are important to us to achieve our targets going forwards and we’ve collected that list in marketing from a global perspective and we have this week going to go out in communication first via email and then also in parallel beginnings of phone calls from the management team members that we’re assigned if you were by a sales rep to make sure that we are communicating with our top customers.

We wanted to make sure that of course that we are communicating consistently and openly with those customers and if you have any customers that should be on that list, whether you’re in PS or TS or marketing, please again email us at this alias.

The third aspect which touched upon what David has mentioned is that as we sat last week with the sales directors there was really one common theme. What we need to quell the fears of our customers is a letter from Karl-Heinz Streibich, CEO of Software AG saying that there’s a commitment to webMethods customers to the investment they’ve made and an ongoing support of that.

Also there’s a very strong commitment to the employee and so we have gotten, as David said, a letter to day that we can begin distributing probably as early as tomorrow to our customer base or mid-point this week by the time we get everything together that says that several key things, one including that any changes that we made in the integration process are going to focus on the stability and investment protection for our customers that there will be no change simply for the sake of change, but only as a benefit.

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

So change can be good, that again we’ll maintain continuity based on existing products, that we’re going to work to improve existing customer service levels based on the positive synergies that would happen with more and better service capability that the webMethods senior managers are going to leave the transition together with Software AG senior managers and that we place greatest value on webMethods’ resources, that’s you.

We also are going to state that CPMS is one of the key reasons why Software AG decided to buy webMethods and that they recognize and embrace its innovative and exceptional performance and strategic differentiator for the combined company going forward.

And finally that ex-registry Infravio is a critical component of the current SOA governance strategy and that they view or we collectively view both the webMethods Infravio products as well as Software AG central site as largely complementary and we’re going to fully support both current products with the goal of converging these products over time into an unbeatable and broad SOA governance registering a repository solution.

So those are some very, very key statements that we’ve been waiting for for a long time meaning that we’ve been having a lot of questions on it, but I think that should put a lot of people’s mind at ease in terms of continuing the relationship, new revenue and product development.

So with that, I wanted to open it back up for questions.

Operator:	And ladies and gentlemen at this time, if you would like to ask a question, press star then the number 1 on your telephone keypad. Again that is Star 1 to ask a question and we will pause for just a moment to compile the Q & A

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

roster. And again, ladies and gentlemen, that is Star 1 if you would like to ask a question. And we have no questions at this time.

David Mitchell:	Thank you, operator. Well, I know you still have questions, and so don’t hesitate to continue to email them in, and don’t hesitate to contact your manager. We’ve given you a variety of mechanisms in which to get your questions sent in and get them addressed.

Like I said, we haven’t answered each and every one. When we don’t answer it’s because we don’t have them answer. And we’re endeavoring as quickly as possible to get the answer, and I think you’re going to see more — a lot in terms of a lot of those questions in a more central place that you can review them. I know that this is an interesting time.

I’ll close out this call the way I closed out the last call. Unless you have some dire need to do something different, I think you need to give this a little bit of a pause. That’s about it. This could be a pretty significant opportunity and the merger isn’t because they want to see a whole bunch of costs ripped out of either company, so that they can continue to get EPS expansions.

The merger is about growth; about creating the next powerhouse in terms of enterprise software companies. If you believe that the opportunity and the market that we’re competing is large for a company that has a heterogeneous approach to these problems, and you believe there’s room for an alternative to IBM, and I believe that with my heart of hearts and I believe that a billion dollar company can take advantage of that.

With that, I want to say thank you all for your patience. Thank you all for your hard work. This interim period is critical that we stay focused on our objectives; we stay focused on generating revenue and we stay focused on

WEBMETHODS
Moderator: David Mitchell
04-23-07/11:00 am CT
Conference # 6607090

everything that it is that we do as a company and we will make this integration a success. And I promise you that it will be worth your while. Thank you very much. Take care.

Operator:	And ladies and gentlemen, thank you for joining today’s conference call. You may now disconnect.
END
This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of webMethods common stock are being made pursuant to an Offer to Purchase and related materials that Software AG, Software AG, Inc. and Wizard Acquisition, Inc. filed with the SEC on Schedule TO on April 18, 2007. A Solicitation/Recommendation statement with respect to the tender offer was filed by webMethods with the SEC on Schedule 14D-9 on April 18, 2007. Investors and security holders may obtain copies of the tender offer statement and Solicitation/Recommendation statement (when available) at the website maintained by the SEC at www.sec.gov. In addition, the tender offer statement and other documents filed with the SEC by Software AG will be available free of charge by contacting Morrow & Co., the information agent for the tender offer, toll free at (800) 662-5200 or by e-mail at tender.info@morrowco.com, and the Solicitation/Recommendation statement and other documents filed with the SEC by webMethods will be available free of charge by contacting webMethods Investor Relations at (703) 460-5822. Stockholders and other investors are urged to read carefully those materials prior to making any decisions with respect to the offer.